Exhibit 99.1

News Release

For Immediate Release March 6, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES ONE WESTFERRY CIRCUS IN LONDON

Purchase Adds High-quality Office Asset to Global REIT's International Portfolio

(LONDON) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired One Westferry Circus from TIAA-CREF. The nine-story office building is situated on the western edge of Canary Wharf along the River Thames in Central London.
Jones Lang LaSalle represented the seller in the transaction.
The 219,889 square-foot building, which is 97 percent leased to Valero Energy Ltd., De Vere Venues Ltd. and Littlejohn LLP, is near the Canary Wharf underground metro and light rail stations, as well as the future Crossrail railway station, now under construction. One Westferry Circus was designed by noted American architects Skidmore, Owings & Merrill and was completed in 1992. The building features a covered colonnade at its base that leads to its a full-height atrium entrance and the surrounding Westferry Circus complex.
Hines Global REIT also owns Stonecutter Court, an office building in London, and Brindleyplace, an office/retail/residential complex in nearby Birmingham.
“This asset was particularly attractive due to its location in Canary Wharf - one of Central London's primary business destinations, and home to a wealth of multinational companies,” said Hines UK Managing Director Ross Blair. “We believe that One Westferry will become even more desirable with the arrival of the Crossrail railway station, which will improve the connectivity of Canary Wharf with the City, West End and Heathrow Airport.”
Hines Global REIT is a public, non-traded real estate investment trust sponsored by Hines that owns interests in 28 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines has been active in the UK since 2001, and has advised on over two million square feet of projects acquired, completed or in the pipeline, with a total value in excess of £1.3 billion. The firm's growing London portfolio of assets under management includes Cannon Place, 1 Bartholomew Lane, Broadgate West and Atlas House in the City, Midtown's 280 High Holborn and Stonecutter Court. Outside the capital, Hines UK is asset manager at Brindleyplace and is developing Two Snowhill, both in Birmingham.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion (as of 12/31/11), Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and its other filings with the Securities and Exchange Commission.